Exhibit 99.1

TRANS WORLD ENTERTAINMENT CORPORATION
Contact:	John Sullivan
Executive Vice President and Chief Financial Officer
(518) 452-1242 ext. 7400

THE MWW GROUP
Contact:	Kimberly Storin (kstorin@mww.com)
(212) 704-9727

TRANS WORLD ENTERTAINMENT ANNOUNCES IMPROVED
THIRD QUARTER RESULTS

Comparable Sales Increase 5%; 2003 Projected EPS Increased To $0.25-$0.28

                Albany, NY, November 12, 2003 — Trans World Entertainment Corporation (Nasdaq National Market: TWMC) today announced total sales of $268.5 million for its third quarter ended November 1, 2003, as compared to $251.2 million for the corresponding period last year.  Comparable store sales increased 5%.   Loss before extraordinary gain for the quarter was $8.1 million, or $0.22 per share, and net loss after extraordinary gain was $6.5 million, or $0.18 per share.  The Company reported a net loss of $14.8 million, or $0.37 per share, for the comparable period in 2002.

                In the third quarter, gross profit as a percentage of sales decreased to 35.9% of sales compared to 36.3% in the third quarter of 2002.  Selling, general and administrative expenses (SG&A) decreased to 37.1% of sales as compared to 42.9% of sales in the third quarter last year.  Last year’s SG&A includes a one time write-off of $5.5 million or 2.2% of sales.

                The extraordinary gain, net of tax, of $1.6 million resulted from the Company’s acquisition of Wherehouse Entertainment and CD World stores during the quarter.  The gain represents the excess of the fair value of the net assets acquired over the purchase price.

                 “Our third quarter sales confirm the direction of our business and the growing strength of our “FYE” (For Your Entertainment) brand,” commented Robert J. Higgins, Trans World’s Chairman and Chief Executive Officer.  “We also benefited from improved product in several categories. With improved sales in September and stronger sales in October, we are very encouraged with our opportunity for strong financial results in the fourth quarter.”

                Sales for the thirty-nine week period ended November 1, 2003 were $788.7 million, compared to $798.2 million for the same period last year.  Comparable store sales for the period were flat compared to last year.  Loss before extraordinary gain for the thirty-nine week period was $16.1 million, or $0.42 per share, compared to a loss before cumulative effect of a change in accounting principle of $27.0 million, or

$0.67 per share, in the comparable 2002 period.  Net loss after the extraordinary gain for the thirty-nine week period was $14.5 million, or $0.38 per share.

                In fiscal 2002 the Company adopted EITF No. 02-16, Accounting by a Customer (including a Reseller) for Consideration Received from a Vendor. Consistent with the transition rules outlined in EITF No. 02-16, the Company adopted the new accounting standards retroactive to the beginning of fiscal year 2002.  The effect of this retroactive treatment on year-to-date 2002 results included a one-time, non-cash, after-tax charge of $13.7 million, or $0.34 per diluted share, which was recorded as the “cumulative effect of a change in accounting principle.”

                Mr. Higgins concluded, “During the upcoming holiday season, Trans World will focus on supporting the continuing flow of quality products with a strong merchandising and marketing program.  The anticipated results of this program, along with the positive impact from our recently acquired stores will allow us to improve upon our earlier expectations for the fourth quarter and the year. As a result, we are increasing our 2003 earnings per share projections without the extraordinary gain from unallocated negative goodwill to $0.25 to $0.28 per share, compared to the Company’s previous guidance of $0.15 to $0.20 per share.  The earnings per share projections with the extraordinary gain from unallocated negative goodwill will be in the range of $0.29 to $0.32 per share.”

                Trans World Entertainment is a leading specialty retailer of music and video products.  The Company operates 950 retail stores in 47 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com and www.wherehouse.com .  In addition to its mall locations, operated primarily under the FYE brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, CD World, Spec’s and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses.  Actual results may differ materially from those indicated in such statements.  Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

— table to follow —

Trans World Entertainment Corporation

Financial Results

INCOME STATEMENTS:

(in millions, except per share data)

	Thirteen Weeks Ended				Thirty-nine Weeks Ended
	Nov 1, 2003	% of Sales	Nov 2, 2002	% of Sales	Nov 1, 2003	% of Sales	Nov 2, 2002	% of Sales

Sales	$268.5		$251.2		$788.7		$798.2

Cost of sales	172.2	64.1%	160.1	63.7%	498.2	63.2%	504.9	63.2%
Gross profit	96.3	35.9%	91.1	36.3%	290.5	36.8%	293.3	36.8%

Selling, general and administrative expenses	99.7	37.1%	107.7	42.9%	290.7	36.9%	311.0	39.0%

Depreciation and amortization	9.5	3.5%	10.3	4.1%	29.1	3.7%	29.8	3.7%
Loss from operations	(12.9)	-4.8%	(26.9)	-10.7%	(29.3)	-3.7%	(47.5)	-5.9%

Interest expense	0.5	0.2%	0.5	0.2%	1.1	0.1%	0.8	0.1%

Loss before income taxes, cumulative effect of change in accounting principle and extraordinary gain	(13.4)	-5.0%	(27.4)	-10.9%	(30.4)	-3.9%	(48.3)	-6.0%
Income tax benefit	(5.3)	-2.0%	(12.6)	-5.0%	(14.3)	-1.8%	(21.3)	-2.7%

Loss before cumulative effect of change in accounting principle and extraordinary gain	$(8.1)	-3.0%	$(14.8)	-5.9%	$(16.1)	-2.1%	$(27.0)	-3.3%

Cumulative effect of change in accounting principle, net of income taxes	$—	0.0%	$—	0.0%	$—	0.0%	$(13.7)	-1.7%

Extraordinary gain—unallocated negative goodwill, net of income taxes	$1.6	0.0%	$—	0.0%	$1.6	0.0%	$—	0.0%

NET LOSS	$(6.5)	-3.0%	$(14.8)	-5.9%	$(14.5)	-2.1%	$(40.7)	-5.0%

Basic loss per common share:
Loss per share before cumulative effect of change in accounting principle	$(0.22)		$(0.37)		$(0.42)		$(0.67)

Cumulative effect of change in accounting principle, net of income taxes	$—		$—		$—		$(0.34)

Extraordinary gain—unallocated negative goodwill, net of income taxes	$0.04		$—		$0.04		$—

Basic loss per share	$(0.18)		$(0.37)		$(0.38)		$(1.01)

Weighted average number of common shares outstanding—basic	36.6		40.1		37.8		40.5

Diluted loss per common share:
Loss per share before cumulative effect of change in accounting principle	$(0.22)		$(0.37)		$(0.42)		$(0.67)

Cumulative effect of change in accounting principle, net of income taxes	$—		$—		$—		$(0.34)

Extraordinary gain—unallocated negative goodwill, net of income taxes	$0.04		$—		$0.04		$—

Diluted loss per share	$(0.18)		$(0.37)		$(0.38)		$(1.01)

Weighted average number of common shares outstanding—diluted	36.6		40.1		37.8		40.5

SELECTED BALANCE SHEET CAPTIONS:

(in millions, except store data)

Cash and cash equivalents	$19.8	$20.6
Merchandise inventory	509.4	464.1
Fixed assets (net)	135.5	159.9
Accounts payable	277.3	264.0
Long-term debt, less current portion	7.6	8.0

Stores in operation	950	888